[For Immediate Release]

CHOICE HOTELS INTERNATIONAL REPORTS 2020 THIRD QUARTER RESULTS
Third quarter year-over-year change in domestic RevPAR performance exceeded the overall industry by nearly 20 percentage points; awarded 81 new domestic franchise agreements in the quarter

ROCKVILLE, Md., Nov. 5, 2020 – Choice Hotels International, Inc. (NYSE: CHH), one of the world's largest lodging franchisors, today reported its results for the three and nine months ended September 30, 2020.

“Choice Hotels’ proven portfolio of well-segmented brands, geographic footprint, and strength in leisure travel continued to drive results that outperformed the industry and position the company to benefit from the recent shifts in consumer behavior,” said Patrick Pacious, president and chief executive officer, Choice Hotels. “We believe that our strategy of growing our limited-service brands, in the right segments and the right locations will allow us to continue to grow our share of travel demand over the long term.”

In the third quarter of 2020, Choice Hotels continued to provide a broad range of support to its franchisees, guests, and communities while improving its overall financial and liquidity position. Highlights of third quarter and year to date 2020 results include:

•Domestic systemwide revenue per available room (RevPAR) outperformed the total industry by nearly 20 percentage points, declining 28.8% for third quarter 2020 compared to the same period of the prior year, and exceeded the chain scale segments in which the company competes, as reported by STR.

•Fourth quarter domestic RevPAR through October 24, 2020 has continued the pattern of sequential quarterly improvement, and October 2020 RevPAR is expected to decline by approximately 25% from the same period of 2019 (see Exhibit 7 for weekly RevPAR trends).

•The company awarded 232 new domestic franchise agreements year to date through September 30, 2020, a 38% decrease compared to the same period of the prior year. Nearly 70% of the agreements awarded year to date through September 30, 2020 were for conversion hotels.

•Net income was $14.5 million for the third quarter, representing diluted earnings per share of $0.26.

•Third quarter adjusted net income, excluding certain items described in Exhibit 6, decreased 52% to $36.8 million from third quarter 2019.

•Adjusted diluted earnings per share for the third quarter were $0.66, a 52% decrease from third quarter 2019.

•Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for the third quarter were $74.9 million, a 34% decrease from third quarter 2019.

•The company reported cash flow from operations of over $68 million in the third quarter 2020.

Performance Trends
•Domestic systemwide RevPAR decreased 28.8% for third quarter 2020 compared to the third quarter 2019, exceeding overall industry performance by nearly 20 percentage points. In the third quarter 2020, Choice Hotels outperformed the respective chain scales in which the company competes by more than 580 basis points.

•The company’s domestic systemwide occupancy rate has improved since the trough of 28% in early April, with average weekly occupancy consistently exceeding 50% since the week of June 21, 2020 through October 24. For the month of October, domestic systemwide occupancy is expected at 52%.

•The company’s upscale portfolio achieved material domestic systemwide RevPAR share gains versus its local competitors for third quarter 2020, compared to the same period of the prior year, with the Ascend Hotel Collection achieving gains of nearly 19 percentage points. In addition, the company’s upscale brands’ year-over-year change in domestic systemwide RevPAR outperformed the upscale segment by 14 percentage points.

•The company’s extended-stay portfolio continued to outperform the industry throughout the third quarter, with average domestic systemwide occupancy rates of 74%. The portfolio achieved average weekly occupancy rates of 70% since the onset of the pandemic in mid-March through October 24, 2020 — exceeding the industry average by 29 percentage points. Specifically, the WoodSpring Suites brand experienced occupancy levels of 77% in the third quarter, outperforming the industry by nearly 29 percentage points, and the brand’s monthly occupancy levels have remained above 75% since the last week of June. In addition, the Suburban brand’s occupancy rates increased by 60 basis points in the third quarter compared to the same period of 2019.

•All select-service midscale brands achieved domestic systemwide RevPAR share gains versus their local competitors for third quarter 2020 compared to the same period of the prior year. The Comfort brand family’s domestic systemwide year-over-year RevPAR change outperformed the upper-midscale chain scale by 840 basis points.

•In the third quarter, the company outperformed the industry on the year-over-year domestic RevPAR change and achieved RevPAR share gains versus its local competitors across all location types, as reported by STR.

Additional details for the company’s third quarter 2020 results are as follows:

Revenues
•Total revenues decreased 32% to $210.8 million for third quarter 2020, compared to the same period of 2019.

•Total revenues excluding marketing and reservation system fees decreased 33% to $103.6 million for third quarter 2020, compared to the same period of 2019.

•Third quarter 2020 domestic royalties decreased 29% to $76 million, compared to the same period of 2019.

•The company’s domestic effective royalty rate for third quarter 2020 increased 7 basis points over the prior year third quarter to 4.91%, and has increased 9 basis points year to date through September 30, 2020, compared to the same period of the prior year.

Development
•The company awarded 81 domestic franchise agreements in third quarter 2020, a 19% decrease compared to the same period of the prior year. Of the total domestic franchise agreements awarded in the quarter, nearly three-fourths were for conversion hotels and over 40% were executed in the month of September. In addition, the company signed the largest minority-owned multi-unit franchise agreement in the history of its emerging markets development program, increasing diversity among Choice Hotels’ owner base and across the industry.

•The company’s extended-stay portfolio continued to expand, reaching 421 domestic hotels as of September 30, 2020, a 6% increase since September 30, 2019, with the domestic extended-stay pipeline expanding to over 290 hotels awaiting conversion, under construction or approved for development. Since September 30, 2019, the WoodSpring Suites brand grew the number of open domestic hotels by 7% and its domestic pipeline by 15%.

•As of September 30, 2020, the number of domestic rooms in the company’s upscale portfolio expanded 33% since September 30, 2019, driven by an increase in room count of 14% for the Cambria Hotels brand and 42% for the Ascend Hotel Collection, the latter of which includes 17 properties associated with the company's strategic partnership with AMResorts, an Apple Leisure Group brand.

•The number of domestic hotels and rooms, as of September 30, 2020, increased 0.7% and 1.9%, respectively, from September 30, 2019. The company's domestic upscale, extended stay, and midscale segments reported a 2.1% aggregate increase in units and a 3.4% increase in rooms since September 30, 2019. The number of international hotels and rooms as of September 30, 2020, increased 0.9% and 10.7%, respectively, from the comparable period of 2019.

•The company's total domestic pipeline of hotels awaiting conversion, under construction, or approved for development as of September 30, 2020, reached 945 hotels that represent over 76,000 rooms.

Balance Sheet and Liquidity
The company ended the third quarter of 2020 with a strong balance sheet and continues to benefit from its primarily franchise-only business model, which has historically provided a relatively stable earnings stream, low capital expenditure requirements, and significant free cash flow.

In July 2020, the company capitalized on favorable credit markets to issue $450 million in an aggregate principal amount of new 3.700% senior notes due 2031. The net proceeds from the offering were used to repay the 364-day, $250 million term loan obtained in April 2020, and to fund the early repurchase of a portion of the company’s 5.750% senior notes due 2022, reducing the company’s effective borrowing costs.

During the third quarter of 2020, the company’s net debt decreased approximately $50 million for total net debt of $886 million as of September 30, 2020, compared to $936 million as of June 30, 2020. The company reported cash flow from operations of $70 million for the nine months ended September 30, of which over $68 million was generated in the third quarter alone. As of September 30, 2020, the company’s total available liquidity consisting of cash and available borrowing capacity through the revolving credit facility was approximately $792 million.

Shareholder Returns
During the three months ended September 30, 2020, the company repurchased approximately 8,000 shares of common stock for approximately $0.7 million through repurchases from employees in connection with tax withholding and option exercises relating to awards under the company's equity incentive plans. As of September 30, 2020, the company had 3.4 million shares remaining under the current share repurchase authorization. The company has temporarily suspended share repurchases under the stock repurchase program as previously disclosed on April 8, 2020 but may continue to repurchase stock from employees in conjunction with tax withholding and option exercises under the company’s equity incentive plans.

As previously disclosed, the company suspended the payout of future dividends for at least the remainder of 2020. As a result, total dividends paid during 2020 will be approximately $25 million.

The company continues to follow a prudent and disciplined capital allocation strategy, ensuring the level of investment activity is aligned with the current environment.

Outlook
On March 17, 2020, the company announced that it withdrew its previously issued outlook for 2020. The ultimate and precise impact of COVID-19 on full year 2020 is still unknown at this time and will depend on the level of resurgence in COVID-19 cases, duration and scope of mandated travel and other restrictions, confidence level of consumers to travel and the pace, and level of the broader macroeconomic recovery. As a result, the company is not providing formal guidance for 2020 at this time.

The company currently expects the impact of COVID-19 on its year-over-year RevPAR change will be less significant for the quarter ended December 31, 2020 than the quarter ended September 30, 2020 based on the continued resilience of leisure demand and Choice’s relative outperformance versus the industry.

The company will continue to evaluate the impact of COVID-19 across its business and will provide further updates in the next earnings report based on the best information then available.

Conference Call
Choice Hotels International will conduct a conference call on Thursday, November 5, 2020, at 10:00 a.m. Eastern Time to discuss the company’s third quarter 2020 earnings results. The dial-in number to listen to the call domestically is (888) 428-7458 and the number for international participants is (862) 298-0702. A live webcast will also be available on the company’s investor relations website, http://investor.choicehotels.com/, and can be accessed via the Financial Performance and Presentations tab.

About Choice Hotels
Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world. With more than 7,100 hotels, representing nearly 600,000 rooms, in over 40 countries and territories as of September 30, 2020, the Choice® family of hotel brands provide business and leisure travelers with a range of high-quality lodging options from limited service to full-service hotels in the upscale, midscale, extended-stay and economy segments. The award-winning Choice Privileges® loyalty program offers members benefits ranging from everyday rewards to exceptional experiences. For more information, visit www.choicehotels.com.

Forward-Looking Statements
Certain matters discussed in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, our use of words such as "expect," "estimate," "believe," "anticipate," "should," "will," "forecast," "plan," "project," "assume," or similar words of futurity identify such forward-looking statements. These forward-looking statements are based on management's current beliefs, assumptions, and expectations regarding future events, which, in turn, are based on information currently available to management. Such statements may relate to projections of the company's revenue, expenses, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock, and other financial and operational measures, including occupancy and open hotels, the company's ability to benefit from any rebound in travel demand, the company's liquidity, the company's ability to assist franchisees through relief or other financial measures, the company's ability to minimize or manage disruptions posed by COVID-19, the company's ability to achieve cost savings and reduce discretionary spending and investments, and the impact of COVID-19 and economic conditions on our future operations, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties, and other factors.

Several factors could cause actual results, performance, or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, continuation, resurgence, or worsening of the COVID-19 pandemic, including quarantines, "shelter-in-place" orders, or other travel restrictions; new information which may emerge concerning the severity or impact of the COVID-19 pandemic and the development of vaccines and treatments for COVID-19; changes in consumer demand and confidence, including the impact of the COVID-19 pandemic on unemployment rates, consumer discretionary spending, and the demand for travel, transient, and group business; volatility or increases in oil and gas prices that may deter consumers from using their vehicles and impact the demand for leisure travel; the impact of COVID-19 on the global hospitality industry, particularly but not exclusively in the U.S. travel market; the success of our mitigation efforts in response to the COVID-19 pandemic; the performance of our brands and categories in any recovery from the COVID-19 pandemic disruption; the timing and amount of future dividends and share repurchases; changes to general, domestic, and foreign economic conditions, including access to liquidity and capital as a result of COVID-19; future domestic or global outbreaks of COVID-19 or other epidemics, pandemics, or contagious diseases, or fear of such outbreaks; changes in law and regulation applicable to the travel, lodging, or franchising industries; foreign currency fluctuations; impairments or declines in the value of the company's assets; operating risks common in the travel, lodging, or franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems; the commercial acceptance of our software as a service technology solutions division's products and services; our ability to grow our franchise system; exposure to risks related to our hotel development, financing, and ownership activities; exposures to risks associated with our investments in new businesses; fluctuations in the supply and demand for hotel rooms; our ability to realize anticipated benefits from acquired businesses; impairments or losses relating to acquired businesses; the level of acceptance of alternative growth strategies we may implement; cyber security and data breach risks; ownership and financing activities; hotel closures or financial difficulties of our franchisees; operating risks associated with our international operations, especially in areas currently most affected by COVID-19; the outcome of litigation; our ability to effectively manage our indebtedness and secure our indebtedness; and any future resurgence of COVID-19. These and other risk factors are discussed in detail in the company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Financial Measurements
The company evaluates its operations utilizing the performance metrics of adjusted EBITDA, revenues excluding marketing and reservation system activities, adjusted net income, and adjusted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibit 6, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as net income, EPS, and total revenues. The company's calculation of these measurements may be different from the calculations used by other companies and comparability may therefore be limited. We discuss management's reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the non-GAAP measures presented herein also exclude restructuring of the company’s operations including employee severance benefit, income taxes and legal costs, debt-restructuring costs, tax credits related to the rehabilitation and re-use of historic buildings, exceptional allowances recorded as a result of COVID-19’s impact on the collectability of receivables and gains and losses on sale/disposal and impairment of assets primarily related to the company's operations that provide Software as a Service ("SaaS") technology solutions to vacation-rental management companies, an abandoned hotel development project; and an office building leased to a third-party to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization: Adjusted EBITDA reflects net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, franchise-agreement acquisition cost amortization, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates, mark-to-market adjustments on non-qualified retirement plan investments, share based compensation expense (benefit) and surplus or deficits generated by marketing and reservation-system activities. We consider adjusted EBITDA to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures, and expand our business. We also use adjusted EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company's capital structure, debt levels, and credit ratings and share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of interest expense and share based compensation expense (benefit) on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A are excluded from EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company's net income. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company's franchise agreements require the marketing and reservation-system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company's operating performance.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and EPS exclude the impact of surpluses or deficits generated from marketing and reservation-system activities. Surpluses and deficits generated from marketing and reservation activities are excluded, as the company's franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-

management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company's operating performance. We consider adjusted net income and adjusted EPS to be indicators of operating performance because excluding these items allow for period-over-period comparisons of our ongoing operations.

Revenues, Excluding Marketing and Reservation System Activities: The company reports revenues, excluding marketing and reservation-system activities. These non-GAAP measures we present are commonly used measures of performance in our industry and facilitate comparisons between the company and its competitors. Marketing and reservation-system activities are excluded, as the company's franchise agreements require the marketing and reservation-system revenues to be used exclusively for expenses associated with providing franchise services, such as central reservation and property-management systems, reservation delivery, and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation-system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company's operating performance.

Net Debt: The company’s net debt is calculated as total long-term debt (including current portion) excluding unamortized financing costs and discounts minus cash and cash equivalents. Net Debt is a non-GAAP financial measure.

Contacts
Scott Oaksmith, Senior Vice President, Real Estate and Finance
Allie Summers, Director, Executive Reporting and Investor Relations

IR@choicehotels.com

© 2020 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc. and Subsidiaries							Exhibit 1
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
			Variance				Variance
	2020	2019	$	%	2020	2019	$	%
(In thousands, except per share amounts)

REVENUES

Royalty fees	$79,666	$113,688	$(34,022)	(30)%	$200,157	$300,468	$(100,311)	(33)%
Initial franchise and relicensing fees	6,071	6,741	(670)	(10)%	20,031	20,223	(192)	(1)%
Procurement services	10,115	14,814	(4,699)	(32)%	34,609	47,590	(12,981)	(27)%
Marketing and reservation system	107,141	157,024	(49,883)	(32)%	297,203	439,553	(142,350)	(32)%
Owned hotels	4,201	8,710	(4,509)	(52)%	15,731	8,710	7,021	81%
Other	3,577	9,755	(6,178)	(63)%	12,948	30,192	(17,244)	(57)%
Total revenues	210,771	310,732	(99,961)	(32)%	580,679	846,736	(266,057)	(31)%

OPERATING EXPENSES

Selling, general and administrative	31,413	38,308	(6,895)	(18)%	104,212	124,802	(20,590)	(16)%
Depreciation and amortization	6,382	5,568	814	15%	19,309	12,589	6,720	53%
Marketing and reservation system	113,808	158,430	(44,622)	(28)%	333,564	438,390	(104,826)	(24)%
Owned hotels	3,812	6,014	(2,202)	(37)%	12,822	6,014	6,808	113%
Total operating expenses	155,415	208,320	(52,905)	(25)%	469,907	581,795	(111,888)	(19)%

Gain (loss) on sale, disposition and impairment of assets, net	(4,290)	8	(4,298)	NM	(5,516)	(14,934)	9,418	(63)%

Operating income	51,066	102,420	(51,354)	(50)%	105,256	250,007	(144,751)	(58)%

OTHER INCOME AND EXPENSES, NET
Interest expense	12,691	12,431	260	2%	37,153	34,735	2,418	7%
Interest income	(1,744)	(2,220)	476	(21)%	(6,277)	(7,617)	1,340	(18)%
Loss on extinguishment of debt	15,958	—	15,958	NM	16,565	—	16,565	NM
Other gains	(1,664)	(115)	(1,549)	1347%	(972)	(3,219)	2,247	(70)%
Equity in net loss of affiliates	1,731	6,400	(4,669)	(73)%	7,172	9,551	(2,379)	(25)%
Total other income and expenses, net	26,972	16,496	10,476	64%	53,641	33,450	20,191	60%

Income before income taxes	24,094	85,924	(61,830)	(72)%	51,615	216,557	(164,942)	(76)%
Income tax (benefit) expense	9,594	9,685	(91)	(1)%	(15,907)	35,848	(51,755)	(144)%
Net (loss) income	$14,500	$76,239	$(61,739)	(81)%	$67,522	$180,709	$(113,187)	(63)%

Basic earnings per share	$0.26	$1.37	$(1.11)	(81)%	$1.22	$3.25	$(2.03)	(62)%

Diluted earnings per share	$0.26	$1.36	$(1.10)	(81)%	$1.21	$3.23	$(2.02)	(63)%

Choice Hotels International, Inc. and Subsidiaries		Exhibit 2
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except per share amounts)	September 30,	December 31,
	2020	2019

ASSETS

Cash and cash equivalents	$191,967	$33,766
Accounts receivable, net	175,375	141,566
Other current assets	48,228	61,257
Total current assets	415,570	236,589

Intangible assets, net	290,913	290,421
Goodwill	159,196	159,196
Property and equipment, net	339,000	351,502
Investments in unconsolidated entities	72,571	78,655
Notes receivable, net of allowances	97,809	103,054
Investments, employee benefit plans, at fair value	26,454	24,978
Operating lease right-of-use-assets	19,774	24,088
Other assets	148,859	118,189

Total assets	$1,570,146	$1,386,672

LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable	$80,191	$73,449
Accrued expenses and other current liabilities	67,699	90,364
Deferred revenue	51,487	71,594
Current portion of long-term debt	6,977	7,511
Liability for guest loyalty program	46,066	82,970
Total current liabilities	252,420	325,888

Long-term debt	1,058,309	844,102
Deferred revenue	122,285	112,662
Liability for guest loyalty program	79,777	46,698
Operating lease liabilities	15,037	21,270
Deferred compensation and retirement plan obligations	31,039	29,949
Other liabilities	32,683	29,614

Total liabilities	1,591,550	1,410,183

Total shareholders' deficit	(21,404)	(23,511)

Total liabilities and shareholders' deficit	$1,570,146	$1,386,672

Choice Hotels International, Inc. and Subsidiaries		Exhibit 3
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Nine Months Ended September 30,

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$67,522	$180,709

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,309	12,589
Depreciation and amortization - marketing and reservation system	14,994	12,355
Franchise agreement acquisition cost amortization	8,343	7,537
Gain on disposal of assets	—	(2,181)
Loss on asset disposition and impairment of long-lived assets	5,516	15,034
Loss on extinguishment of debt	16,565	—
Non-cash stock compensation and other charges	4,748	12,433
Non-cash interest and other income	(465)	(2,615)
Deferred income taxes	(31,411)	3,268
Equity in net losses from unconsolidated joint ventures, less distributions received	7,320	12,234
Franchise agreement acquisition costs, net of reimbursements	(16,960)	(25,592)
Change in working capital and other, net of acquisition	(25,801)	(34,794)
NET CASH PROVIDED BY OPERATING ACTIVITIES	69,680	190,977

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(32,176)	(46,135)
Investment in intangible assets	(1,212)	(3,659)
Proceeds from sales of assets	—	10,585
Payment on business disposition, net	—	(10,783)
Asset acquisition, net of cash acquired	—	(168,954)
Proceeds from sale of unconsolidated joint venture	—	8,937
Contributions to equity method investments	(4,620)	(17,329)
Distributions from equity method investments	3,362	9,841
Purchases of investments, employee benefit plans	(2,254)	(2,748)
Proceeds from sales of investments, employee benefit plans	2,372	2,197
Issuance of notes receivable	(9,845)	(10,767)
Collections of notes receivable	5,113	10,491
Proceeds from sale of tax credits	9,197	—
Other items, net	(473)	(1,842)
NET CASH USED IN INVESTING ACTIVITIES	(30,536)	(220,166)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings pursuant to revolving credit facilities	(18,200)	97,800
Proceeds from issuance of term loan	249,500	—
Proceeds from issuance of 2020 Senior Notes	447,723	—
Principal payments on long-term debt	(466,915)	(371)
Payments to extinguish long-term debt	(14,347)	—
Purchase of treasury stock	(55,158)	(44,770)
Dividends paid	(25,274)	(36,103)
Debt issuance costs	(4,620)	(300)
Proceeds from issuance of long-term debt	—	23,863
Payments on transfer of interest in notes receivable	—	(24,409)
Proceeds from exercise of stock options	6,615	18,519
NET CASH PROVIDED BY FINANCING ACTIVITIES	119,324	34,229

Net change in cash and cash equivalents	158,468	5,040
Effect of foreign exchange rate changes on cash and cash equivalents	(267)	(113)
Cash and cash equivalents at beginning of period	33,766	26,642
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$191,967	$31,569

CHOICE HOTELS INTERNATIONAL, INC AND SUBSIDIARIES										Exhibit 4
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM (1)
(UNAUDITED)

	For the Nine Months Ended September 30, 2020			For the Nine Months Ended September 30, 2019			Change

	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort(2)	$85.22	46.2%	$39.40	$97.39	63.9%	$62.26	(12.5)%	(1,770)	bps	(36.7)%
Sleep	77.36	46.5%	35.98	86.50	63.0%	54.48	(10.6)%	(1,650)	bps	(34.0)%
Quality	73.23	42.1%	30.81	81.51	55.9%	45.55	(10.2)%	(1,380)	bps	(32.4)%
Clarion(3)	74.79	33.4%	24.97	86.31	51.3%	44.32	(13.3)%	(1,790)	bps	(43.7)%
Econo Lodge	59.65	41.2%	24.55	64.75	49.1%	31.78	(7.9)%	(790)	bps	(22.8)%
Rodeway	60.15	44.0%	26.45	65.29	50.4%	32.89	(7.9)%	(640)	bps	(19.6)%
WoodSpring Suites	46.15	72.0%	33.23	47.34	76.9%	36.40	(2.5)%	(490)	bps	(8.7)%
MainStay	77.38	55.1%	42.61	86.38	65.8%	56.86	(10.4)%	(1,070)	bps	(25.1)%
Suburban	52.14	63.7%	33.22	58.36	68.9%	40.18	(10.7)%	(520)	bps	(17.3)%
Cambria Hotels	116.78	38.3%	44.78	145.08	69.5%	100.88	(19.5)%	(3,120)	bps	(55.6)%
Ascend Hotel Collection	120.21	43.9%	52.73	126.66	62.7%	79.41	(5.1)%	(1,880)	bps	(33.6)%
Total	$72.71	45.9%	$33.36	$83.07	59.3%	$49.26	(12.5)%	(1,340)	bps	(32.3)%

	For the Three Months Ended September 30, 2020			For the Three Months Ended September 30, 2019			Change

	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort(2)	$86.81	53.3%	$46.26	$101.48	68.4%	$69.39	(14.5)%	(1,510)	bps	(33.3)%
Sleep	78.07	52.4%	40.89	88.32	66.4%	58.62	(11.6)%	(1,400)	bps	(30.2)%
Quality	76.57	48.7%	37.25	85.60	60.6%	51.87	(10.5)%	(1,190)	bps	(28.2)%
Clarion(3)	78.58	37.3%	29.34	91.80	55.7%	51.16	(14.4)%	(1,840)	bps	(42.7)%
Econo Lodge	63.63	47.2%	30.01	68.67	53.3%	36.62	(7.3)%	(610)	bps	(18.1)%
Rodeway	63.02	50.2%	31.62	68.98	54.3%	37.45	(8.6)%	(410)	bps	(15.6)%
WoodSpring Suites	46.42	76.5%	35.50	48.69	77.4%	37.67	(4.7)%	(90)	bps	(5.8)%
MainStay	79.23	62.4%	49.43	88.05	70.5%	62.07	(10.0)%	(810)	bps	(20.4)%
Suburban	51.46	68.3%	35.16	57.55	67.9%	39.11	(10.6)%	40	bps	(10.1)%
Cambria Hotels	110.04	41.3%	45.44	145.78	72.0%	104.95	(24.5)%	(3,070)	bps	(56.7)%
Ascend Hotel Collection	126.71	51.2%	64.84	135.09	67.6%	91.29	(6.2)%	(1,640)	bps	(29.0)%
Total	$75.30	52.1%	$39.25	$86.95	63.4%	$55.10	(13.4)%	(1,130)	bps	(28.8)%

Effective Royalty Rate

	For the Quarter Ended		For the Nine Months Ended
	9/30/2020	9/30/2019	9/30/2020	9/30/2019

System-wide(4)	4.91%	4.84%	4.93%	4.84%

(1) In response to partial hotel closures resulting from the COVID-19 pandemic, the Company revised its calculation of Occupancy to be reflective of full room availability. Additionally, the Company also made minor revisions to its ADR calculations, with respect to complimentary rooms. The revised ADR, Occupancy and RevPAR are reflected in the tables above for all periods noted.

(2) Includes Comfort family of brand extensions including Comfort and Comfort Suites
(3) Includes Clarion family of brand extensions including Clarion and Clarion Pointe
(4) Includes United States and Caribbean countries and territories

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES							Exhibit 5
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	September 30, 2020		September 30, 2019		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%

Comfort(1)	1,629	128,213	1,618	126,931	11	1,282	0.7%	1.0%
Sleep	403	28,534	398	28,072	5	462	1.3%	1.6%
Quality	1,688	128,751	1,670	128,092	18	659	1.1%	0.5%
Clarion(2)	179	22,364	176	22,113	3	251	1.7%	1.1%
Econo Lodge	781	47,036	815	49,197	(34)	(2,161)	(4.2)%	(4.4)%
Rodeway	567	32,251	585	34,090	(18)	(1,839)	(3.1)%	(5.4)%
WoodSpring Suites	285	34,290	266	31,927	19	2,363	7.1%	7.4%
MainStay	74	4,673	72	4,642	2	31	2.8%	0.7%
Suburban	62	6,236	59	6,026	3	210	5.1%	3.5%
Cambria Hotels	53	7,599	47	6,679	6	920	12.8%	13.8%
Ascend Hotel Collection	213	22,192	187	15,670	26	6,522	13.9%	41.6%

Domestic Franchises(3)	5,934	462,139	5,893	453,439	41	8,700	0.7%	1.9%

International Franchises	1,192	134,316	1,181	121,287	11	13,029	0.9%	10.7%

Total Franchises	7,126	596,455	7,074	574,726	52	21,729	0.7%	3.8%

(1) Includes Comfort family of brand extensions including Comfort and Comfort Suites
(2) Includes Clarion family of brand extensions including Clarion and Clarion Pointe
(3) Includes United States and Caribbean countries and territories

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES				Exhibit 6
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

REVENUES AND ADJUSTED OPERATING MARGINS, EXCLUDING MARKETING AND RESERVATION ACTIVITIES
(dollar amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues, Excluding Marketing and Reservation Activities
Total Revenues	$210,771	$310,732	$580,679	$846,736
Adjustments:
Marketing and reservation system revenues	(107,141)	(157,024)	(297,203)	(439,553)
Revenues, excluding marketing and reservation activities	$103,630	$153,708	$283,476	$407,183

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")
(dollar amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$14,500	$76,239	$67,522	$180,709
Income tax (benefit) expense	9,594	9,685	(15,907)	35,848
Interest expense	12,691	12,431	37,153	34,735
Interest income	(1,744)	(2,220)	(6,277)	(7,617)
Other gains	(1,664)	(115)	(972)	(3,219)
Loss on extinguishment of debt	15,958	—	16,565	—
Equity in net loss of affiliates	1,731	6,400	7,172	9,551
Depreciation and amortization	6,382	5,568	19,309	12,589
Loss (gain) on sale and dispositions & impairment of assets, net	4,290	(8)	5,516	14,934
Mark to market adjustments on non-qualified retirement plan investments	1,709	97	928	3,152
Operational restructuring charges	128	—	8,646	—
Share-based compensation	1,765	2,020	1,624	6,211
Exceptional allowances attributable to COVID-19	1,285	—	3,963	—
Marketing and reservation system reimbursable (surplus) deficit	6,667	1,406	36,361	(1,163)
Franchise agreement acquisition costs amortization	1,582	1,487	4,759	4,329
Adjusted EBITDA	$74,874	$112,990	$186,362	$290,059

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS)
(dollar amounts in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$14,500	$76,239	$67,522	$180,709
Adjustments:
Marketing and reservation system reimbursable (surplus) deficit	3,376	1,095	28,431	(932)
Operational restructuring charges	97	—	6,392	—
Loss on sale and disposition & impairment of assets, net	3,123	5,187	4,087	16,516
Loss on extinguishment of debt	11,617	—	12,275	—
Exceptional allowances attributable to COVID-19	651	—	2,937	—
Sale of tax credits on historic building	(1,688)	(6,035)	(1,857)	(6,035)
Foreign tax benefit on international restructuring	5,118	—	(25,454)	—
Adjusted Net Income	$36,794	$76,486	$94,333	$190,258

Diluted Earnings Per Share	$0.26	$1.36	$1.21	$3.23
Adjustments:
Marketing and reservation system reimbursable (surplus) deficit	0.06	0.02	0.51	(0.02)
Operational restructuring charges	—	—	0.12	—
Loss on sale and disposition & impairment of assets, net	0.06	0.09	0.07	0.29
Loss on extinguishment of debt	0.21	—	0.22	—
Exceptional allowances attributable to COVID-19	0.01	—	0.05	—
Sale of tax credits on historic building	(0.03)	(0.10)	(0.03)	(0.10)
Foreign tax benefit on international restructuring	0.09	—	(0.46)	—
Adjusted Diluted Earnings Per Share (EPS)	$0.66	$1.37	$1.69	$3.40

NET DEBT

(dollar amounts in thousands)	September 30,	June 30,
	2020	2020

Long-term debt	$1,058,309	$1,232,136
Current portion of long-term debt	6,977	7,157
Total Debt	1,065,286	1,239,293
Adjustments:
Unamortized financing fees and discounts	12,678	10,780
	1,077,964	1,250,073

Cash and cash equivalents	191,967	314,139
Net Debt	$885,997	$935,934

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES		Exhibit 7
DOMESTIC SYSTEM-WIDE REVPAR YEAR OVER YEAR
FLUCTUATION VERSUS INDUSTRY(1)
(UNAUDITED)

	Choice	Total
Week beginning	Hotels	Industry
3/8/2020	-22.4%	-32.4%
3/15/2020	-46.4%	-69.5%
3/22/2020	-60.9%	-80.6%
3/29/2020	-63.1%	-81.3%
4/5/2020	-65.7%	-83.0%
4/12/2020	-57.5%	-78.7%
4/19/2020	-60.4%	-78.2%
4/26/2020	-56.8%	-76.5%
5/3/2020	-53.5%	-74.1%
5/10/2020	-54.6%	-73.4%
5/17/2020	-50.8%	-69.6%
5/24/2020	-44.0%	-62.1%
5/31/2020	-44.0%	-64.8%
6/7/2020	-42.4%	-62.5%
6/14/2020	-42.2%	-60.0%
6/21/2020	-37.9%	-56.3%
6/28/2020	-27.9%	-44.5%
7/5/2020	-35.8%	-54.4%
7/12/2020	-38.3%	-55.9%
7/19/2020	-37.5%	-54.8%
7/26/2020	-33.1%	-51.1%
8/2/2020	-29.5%	-49.1%
8/9/2020	-26.6%	-45.9%
8/16/2020	-25.8%	-45.9%
8/23/2020	-25.6%	-44.3%
8/30/2020	-14.0%	-32.7%
9/6/2020	-26.2%	-48.1%
9/13/2020	-28.6%	-51.6%
9/20/2020	-28.3%	-51.7%
9/27/2020	-26.9%	-48.0%
10/4/2020	-27.0%	-47.5%
10/11/2020	-27.4%	-50.3%
10/18/2020	-26.7%	-51.8%
(1) Source: Smith Travel Research (STR) Weekly Hotel Review

16